EXHIBIT 99.01

FOR IMMEDIATE RELEASE

Contact:

Maureen O'Connell (media)
Exodus Communications, Inc.
(408) 346-2218
maureen.oconnell@exodus.net

Jane Whaley (investors)
Exodus Communications, Inc.
(408) 346-2191
jane.whaley@exodus.net

EXODUS COMMUNICATIONS, INC. ANNOUNCES PROPOSED PRIVATE OFFERINGS OF SENIOR NOTES AND CONVERTIBLE SUBORDINATED NOTES

SANTA CLARA, CA. November 29, 1999 - Exodus CommunicationsTM, Inc. (Nasdaq: EXDS) today announced that it intends, subject to market and other conditions, to raise a total of $500 million gross proceeds through private offerings of senior notes and convertible subordinated notes.

Senior Notes

The Company plans to raise $200 million gross proceeds through a private offering of its senior notes within the United States to qualified institutional buyers and outside the United States to certain non-U.S. investors. ExodusTM stated that it intends to use the net proceeds of the senior note offering to finance the purchase of assets or businesses to be used in its system and network management business. The senior notes will have a ten-year term and interest will be paid semi-annually in cash.

Convertible Notes

The Company stated that it intends to raise $300 million (not including an over-allotment option of up to $100 million) through a private offering of convertible subordinated notes. The offering will be made to qualified institutional buyers. The Company stated that it intends to use the net proceeds of the convertible note offering primarily to fund expansion of its operations and for other general corporate purposes. The notes are convertible into shares of Exodus' common stock and will be due July 15, 2008.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

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Exodus and Exodus Communications are trademarks of Exodus Communications, Inc. and may be registered in certain jurisdictions. All other trademarks mentioned in this document are the property of their respective owners.